LIFEWAY SHAREHOLDER RELEASES KEY DEPOSITION INSIGHTS, CALLS FOR WITHHOLD VOTE ON LEGACY DIRECTORS DORRI McWHORTER, JULIE SMOLYANSKY, AND JASON SCHER

Chicago, IL — December 15, 2025. Edward Smolyansky, largest individual shareholder and nominee for director of Lifeway Foods, Inc. (Nasdaq: LWAY), released key findings from 2023 sworn deposition highlighting major governance breakdowns under then CEO/Chair Julie Smolyansky and the failure of legacy directors, Dorri McWhorter (current Board Chairperson) and Jason Scher to hold management accountable, ahead of the crucial shareholder decision.

The following summary draws solely from Ms. McWhorter’s sworn deposition testimony and highlights why shareholders should WITHHOLD votes from the three legacy directors at the upcoming Annual Meeting.

1. Fundamental Lack of Awareness of Investor Discontent

Perhaps the most alarming disclosure is Ms. McWhorter’s admission that she was unaware of the 2023 investor campaign

•	She had not reviewed the widely circulated 2023 activist letter by KWM blasting the CEO and Board for governance failures.

•	She had no recollection of the accompanying press release by Lifeway, initially reading it during the deposition.

•	She could not recall any Board discussion about the concerns raised by Lifeway’s largest long-term shareholders.

•	She was unfamiliar with shareholder allegations regarding board accountability, disclosure failures, and compliance with the 2021 Settlement Agreement.

The failure to stay abreast of shareholder concerns, in our opinion, raises significant red flags about her ability to act as a fiduciary for all shareholders.

2. Lack of Awareness of Whistleblower Claims and Key Governance Risks

Next, Ms. McWhorter confirmed that she:

•	Did not know whether Lifeway’s then-CFO made Sarbanes-Oxley whistleblower allegations.

•	Did not know whether those allegations were settled.

•	Did not know whether the Board investigated or even discussed them.

These are not minor administrative details. Whistleblower activity involving the CFO — the executive responsible for financial reporting, controls, and investor disclosures — is a material governance event.

A Board Chair who is unaware of whistleblower allegations inside the finance function is not exercising effective oversight.

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3. Improper Oversight of the failed 2021 Glen Oaks Acquisition

Ms. McWhorter testified that:

•	The Board did not approve the 2021 acquisition of Glen Oaks prior to announcement of the deal

•	Management informed the Board only after signing the agreement;

•	No Board meeting occurred to authorize the purchase;

•	The Delegation of Authority was changed only after the fact.

Shareholders rely on the Board to review and supervise major corporate transactions. Ms. McWhorter’s testimony suggests the Board learned about a multimillion-dollar acquisition only after it was completed.

Once again, Ms. McWhorter and legacy directors, including Jason Scher, failed to provide needed oversight and failed to act as true fiduciary for all shareholders.

4. Selective Enforcement of Conduct Policies and Breakdown of Oversight Integrity

Despite being unaware of major governance issues involving the CEO, Ms. McWhorter testified that the Board relied heavily on a single email from 2018 to terminate then-COO and director Edward Smolyansky in 2022.

Under oath she agreed:

•	The code of conduct applies equally to all officers, including the CEO.

•	Threatening language warrants immediate discipline or termination.

•	If the CEO sent similar communications, the same rules would apply.

Yet she also testified that she:

•	Was unaware of whether the CEO ever sent comparable messages.

•	Could not recall whether the Board investigated whether the CEO engaged in such conduct.

•	Was unaware of evidence contradicting the Board’s selective enforcement.

In short, the Board aggressively scrutinized one officer while failing to investigate whether the same standards applied to the CEO. That is not oversight — it is entrenchment.

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Conclusion: Lifeway’s legacy directors including Dorri McWhorter, Julie Smolyansky, and Jason Scher have failed to provide oversight and to meet their fiduciary obligations to all shareholders.

Across every category of governance — oversight of management, engagement with shareholders, enforcement of policies, response to whistleblower issues, M&A supervision, compliance with agreements, and adherence to corporate procedures — Ms. McWhorter’s testimony highlights a Board that:

•	Failed in its obligations to stay engaged about shareholder concerns,

•	Failed in its obligations to maintain independence,

•	Lacked awareness of robust corporate governance practices, and

•	Failed to provide meaningful oversight.

These failures threaten shareholder value and undermine the integrity of Lifeway’s governance.

For Lifeway to move forward, shareholders must demand competent, informed, independent board leadership.

We therefore urge all shareholders to VOTE WITHHOLD on Dorri McWhorter, Julie Smolyansky, and Jason Scher.

And vote FOR election of Edward Smolyansky and George Sent on the GREEN proxy card.

Thank you for your support and commitment to restoring Lifeway’s value.

Edward Smolyansky

Key Shareholder, Shareholder Nominee for the Board of Directors

For More Information visit my Linkedin profile www.linkedin.com/in/edward-smolyansky-a2293627a

Important Information

This communication is not a request for a proxy to vote on any matter. Any written solicitation of a proxy by Mr. Smolyansky will be made through the definitive proxy statement (the “Shareholder Proxy Statement”). Lifeway shareholders are urged to read the Shareholder Proxy Statement, including any amendments or supplements thereto, and any other soliciting materials, when they become available as they will contain important information. Shareholders may obtain, free of charge, copies of the Shareholder Proxy Statement at sec.gov.

Participants in the Solicitation

Mr. Smolyansky has notified the Company of his intent to nominate himself and George Sent for election as directors of Lifeway at the 2025 Annual Meeting. Each of them may be deemed to be a participant in any solicitation of proxies by Mr. Smolyansky. Lifeway shareholders can find information regarding Mr. Smolyansky and Mr. Sent, and their respective direct or indirect interests, by security holdings or otherwise, in the Shareholder Proxy Statement and in Mr. Smolyansky’s other filings with the SEC, all of which information is incorporated herein by reference.

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